NO.3                                                           $1,250,000 USD


                                INTERIORS INC.


                   7% Convertible Debenture due July 29, 2001


THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY OTHER APPLICABLE STATE SECURITIES LAWS AND HAS BEEN ISSUED IN RELIANCE UPON REGULATION D PROMULGATED UNDER THE SECURITIES ACT. THIS DEBENTURE SHALL NOT CONSTITUTE AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE DEBENTURE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL.


THIS DEBENTURE MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS, OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE PROVISIONS OF THE SECURITIES ACT AND UNDER PROVISIONS OF APPLICABLE STATE SECURITIES LAWS; AND IN THE CASE OF AN EXEMPTION, ONLY IF THE COMPANY HAS RECEIVED AN OPINION FROM THEIR COUNSEL THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION OF THE SECURITIES.


     THIS DEBENTURE is one of a duly authorized issue of Debentures of INTERIORS INC., a corporation duly organized and existing under the laws of the State of Delaware (the "ISSUER"), issued on July 30, 1998 (the "Issuance Date"), and designated as its 7% Convertible Debentures due July 29, 2001, in an aggregate face amount not exceeding Two Million Two Hundred Fifty Thousand (USD$2,250,000) Dollars.


     THIS DEBENTURE HAS BEEN ISSUED UNDER THE TERMS AND PROVISIONS OF THE 7% CONVERTIBLE DEBENTURES SUBSCRIPTION AGREEMENT DATED AS OF JULY 27, 1998 BETWEEN THE ISSUER AND HOLDER (THE "AGREEMENT") AND SHALL BE SUBJECT TO ALL OF THE TERMS AND CONDITIONS AND ENTITLED TO ALL OF THE BENEFITS THEREOF.


               FOR VALUE RECEIVED, the ISSUER promises to pay to


                               RBB BANK AG


the registered holder hereof or its registered assigns, if any (the "HOLDER"), the principal sum of:


                   ONE MILLION TWO HUNDRED FIFTY THOUSAND


                             United States Dollars,
on July 29, 2001 (the "Maturity Date"), and to pay interest, as outlined below, at the rate of seven (7%) percent per annum on the principal sum outstanding for the term of this Debenture. Accrual of interest shall commence on the date hereof. Interest shall be payable by the ISSUER in cash, quarterly, commencing on the first business day of the Company's next fiscal quarter immediately following the Issuance Date, on that portion of the principal amount of this Debenture which is then outstanding. The interest so payable will be paid to the person in whose name this Debenture (or one or more predecessor Debentures) is registered on the records of the ISSUER regarding registration and transfers of the Debenture (the "Debenture Register"), provided, however, that the ISSUER'S obligation to a transferee of this Debenture arises only if such transfer, sale or other disposition is made in accordance with the terms and conditions contained in the Agreement. The principal of this Debenture is payable as provided below in shares of Common Stock at any time prior to the Maturity Date upon the HOLDER exercising its conversion rights set forth below. In the event this Debenture is outstanding on the Maturity Date it shall automatically be converted into freely tradable shares of Common Stock as if the HOLDER voluntarily elected such conversion in accordance with the procedures, terms and conditions set forth in this Debenture provided, that (i) the Common Stock is listed on the OTC Bulletin Board or Nasdaq Small Cap Stock Market, (ii) the Bid Price is greater the One ($1.00) Dollar for the ten (10) Trading Days immediately preceding the Maturity Date, (iii) there has not been any suspension in the trading of the Common Stock on the OTC Bulletin Board or Nasdaq Small Cap Stock Market during the thirty (30) Trading Days immediately preceding the Maturity Date, and the (iv) the ISSUER has been in full compliance with the terms and conditions of this Debenture and the Agreement. In the event all of the aforementioned conditions are not satisfied, or the ISSUER is not able to issue freely tradable shares of Common Stock as described above, the ISSUER agrees to pay to the HOLDER, in cash, within three (3) Trading Days of the Maturity Date, the dollar value of the number of shares of Common Stock issuable to the HOLDER as if the HOLDER had exercised its conversion rights on the Maturity Date, multiplied by the closing bid price of the Common Stock on the Maturity Date. Principal and interest are payable at the address last appearing on the Debenture Register as designated in writing by the HOLDER hereof from time to time.


     The Debenture is subject to the following additional provisions:


     1. Subject to the restrictions on transferability set forth herein and in the Agreement, the Debenture is exchangeable for like Debentures in equal aggregate principal amount of authorized denominations, as requested by the HOLDER surrendering the same. No service charge will be made for such registration or transfer or exchange, although the HOLDER shall be responsible for their own expenses associated with complying with the restrictions on transfer of the Debenture in the Agreement.


     2. The ISSUER shall be entitled to withhold from all payments of principal of this Debenture any amounts required to be withheld under the applicable provisions of the U.S. Internal Revenue Code of 1986, as amended, or other applicable laws at the time of such payments.

     3. This Debenture has been issued subject to investment representations of the original HOLDER hereof and may be transferred or exchanged in the United States only in compliance with the 1933 Act and applicable state securities laws and in compliance with the restrictions on transfer provided in the Agreement. Prior to the due presentment for such transfer of this Debenture, the ISSUER and any agent of the ISSUER may treat the person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and all other purposes, whether or not this Debenture is overdue, and neither the ISSUER nor any such agent shall be affected by notice to the contrary. The transferee shall be bound, as the original HOLDER by the same representations and terms described herein and under the Agreement.


     4. At any time after the two hundred fortieth (240th) day from the Issuance Date, the HOLDER is entitled, at its option, to convert this Debenture, in whole or in part, in accordance with the following terms and conditions:


     (a) The HOLDER may exercise its right to convert the Debenture by telecopying an executed and completed notice of conversion (the "Notice of Conversion") to the ISSUER and delivering the original Notice of Conversion and the original Debenture to the ISSUER by express courier. Each business date on which a Notice of Conversion is telecopied to and received by the ISSUER in accordance with the provisions hereof shall be deemed a "Conversion Date". The ISSUER will transmit the certificates representing shares of Common Stock issuable upon conversion of the Debenture (together with the certificates representing the Debenture not so converted) to the HOLDER via express courier, by electronic transfer or otherwise within six business days after the Conversion Date if the ISSUER has received the original Notice of Conversion and Debenture being so converted by such date. In addition to any other remedies which may be available to the HOLDER, in the event that the ISSUER fails to effect delivery of such shares of Common Stock within such six business day period, the HOLDER will be entitled to revoke the Notice of Conversion by delivering a notice to such effect to the ISSUER whereupon the ISSUER and the HOLDER shall each be restored to their respective positions immediately prior to delivery of the Notice of Conversion. The Notice of Conversion and Debenture representing the portion of the Debenture converted shall be delivered as follows:


     To the ISSUER:


            INTERIORS INC.
            320 Washington Street
            Mount Vernon, New York 10553
            Attn: Max Munn, President
            Facsimile: (914) 665-5469
            Telephone: (914) 665-5400


     In the event that the Common Stock issuable upon conversion of the Debenture is not delivered, within six (6) business days of receipt by the ISSUER of a valid Notice of Conversion and the Debenture to be converted, the ISSUER shall pay to the HOLDER, in immediately available funds, upon demand, as liquidated damages for such failure and not as a penalty, for each $100,000 principal amount of Debenture sought to be converted, $500 for each of the first ten (10) days and $1,000 per day thereafter that the shares of Common Stock are not delivered, which liquidated damages shall run from the seventh business day after the Conversion Date up until the time that either the Conversion Notice is revoked or the Common Stock is delivered, at which time such liquidated damages shall cease. Any and all payments required pursuant to this paragraph shall be payable only in cash immediately and shall not be in addition to the liquidated damages set forth in Section 4(ii) of the Agreement.


     (b) Each Debenture shall be convertible, at the sole option of the HOLDER, into that number of shares of fully paid and nonassessable shares of Common Stock which is to be derived from dividing the Conversion Amount by the Conversion Price. For purposes of this Debenture, the Conversion Amount shall mean the principal dollar amount of the Debenture being converted plus all accrued and unpaid interest attributable to the Debenture being converted as of the Conversion Date. The Conversion Price shall be equal to the lesser of: (i) eighty (80%) percent of the average closing bid price of the Common Stock during the three day trading period immediately preceding the Conversion Date, or (ii) US$2.10. The closing bid price shall be deemed to be the reported last bid price regular way as reported by Bloomberg LP or if unavailable, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if the Common Stock is not listed or admitted to trading on any national securities exchange, the closing bid price as reported by NASDAQ or such other system then in use, or, if the Common Stock is not quoted by any such organization, the closing bid price in the over-the-counter market as furnished by the principal national securities exchange on which the Common Stock is traded. Notwithstanding anything in this Debenture to the contrary, the ability of Holder to convert this Debenture shall be restricted as set forth in Sections 9.1 and 9.2 of the Agreement provided the Company complies with these sections and pays the Economic Benefit.


     (c) The number of shares of Common Stock issuable upon the conversion of the Debenture and the Conversion Price shall be subject to adjustment as follows:


     (i) In case the ISSUER shall (A) pay a dividend on Common Stock in Common Stock or securities convertible into, exchangeable for or otherwise entitling a holder thereof to receive Common Stock, (B) declare a dividend payable in cash on its Common Stock and at substantially the same time offer its shareholder a right to purchase new Common Stock (or securities convertible into, exchangeable for or otherwise entitling a holder thereof to receive Common Stock) from proceeds of such dividend (all Common Stock so issued shall be deemed to have been issued as a stock dividend), (C) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, (D) combined its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (E) issue by reclassification of its Common Stock any shares of Common Stock of the ISSUER, the number of shares of Common Stock issuable upon conversion of the Debenture immediately prior thereto shall be adjusted so that the holders of the Debenture shall be entitled to receive after the happening of any of the events described above that number and kind of shares as the holders would have received had such Debenture been converted immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this subdivision shall become effective immediately after the close of business on the record date in the case of a stock dividend and shall become effective immediately after the close of business on the record date in the case of a stock split, subdivision, combination or reclassification.


     (ii) Any adjustment in the numbers of shares of Common Stock issuable hereunder otherwise required to be made by this paragraph 4(c) will not have to be made if such adjustment would not require an increase or decrease in one (1%) percent or more in the number of shares of Common Stock issuable upon conversion of the Debenture.


     (iii) Whenever the number of shares of Common Stock issuable upon the conversion of the Debenture is adjusted, as herein provided, the Conversion Price shall be adjusted (to the nearest cent) by multiplying such Conversion Price immediately prior to such adjustment by a fraction of which the numerator shall be the number of shares of Common Stock issuable upon the exercise of each share of Debenture immediately prior to such adjustment, and of which the denominator shall be the number of shares of Common Stock issuable immediately thereafter.


     (d) In the case of any (i) consolidation or merger of the ISSUER into any entity (other than a consolidation or merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the ISSUER), (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the ISSUER as an entirety or substantially as an entirety, or (iii) reclassification, capital reorganization or change of the Common Stock (other than solely a change in par value, or from par value to no par value), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each holder of a Debenture then outstanding shall have the right thereafter to convert such Debenture only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, transfer, capital reorganization or reclassification by a holder of the number of shares of Common Stock of the ISSUER into which such Debenture would have been converted immediately prior to such consolidation, merger, sale, transfer, capital reorganization or reclassification, assuming such holder of Common Stock of the ISSUER (A) is not an entity with which the ISSUER consolidated or into which such sale or transfer was made, as the case may be ("constituent entity"), or an affiliate of the constituent entity, and (B) failed to exercise his or her rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer (provided that if the kind or amount of securities, cash or other property receivable upon such consolidation, merger, sale or transfer is not the same for each share of Common stock of the ISSUER held immediately prior to such consolidation, merger, sale or transfer by other than a constituent entity or an affiliate thereof and in respect of which the ISSUER merged into the ISSUER or to which such rights or election shall not have been exercised ("non-electing share"), then for the purpose of this Section (4)(d) the kind and amount of securities, cash or other property receivable upon such consolidation, merger, sale or transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a majority of the non-electing shares). If necessary, appropriate adjustment shall be made in the application of the provision set forth herein with respect to the rights and interest thereafter of the HOLDER, to the end that the provisions set forth herein shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the conversion of the Debenture. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers, capital reorganizations and reclassifications. The ISSUER shall not effect any such consolidation, merger, sale or transfer unless prior to or simultaneously with the consummation thereof the successor ISSUER or entity (if other than the ISSUER) resulting from such consolidation, merger, sale or transfer shall assume, by written instrument, the obligation to deliver to the HOLDER such shares of Common Stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive under this paragraph.


     (e) The ISSUER will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the ISSUER, but will at all times in good faith assist in the carrying out of all the provisions of this paragraph and in taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the HOLDERS against impairment.


     5. First Redemption Prior to 240 Days Following Issuance Date. At any time prior to the two hundred fortieth (240th) day following the Issuance Date the Issuer shall be entitled to Redeem all or any portion of the outstanding Debenture in cash pursuant to the following procedures and at the First Redemption Price hereinafter provided by providing seven (7) business days prior written notice (the "First Redemption Notice") to the HOLDER:


     (a) The First Redemption Notice shall set forth (i) the First Redemption Date which shall be ten (10) trading days after the First Redemption Notice Date, (ii) the First Redemption Price which shall equal the Purchase Price of that portion of the Debenture being redeemed plus all accrued interest attributable to that portion of the Debenture being redeemed, (iii) a statement that interest on that portion of the Debenture being redeemed will cease to accrue on such First Redemption Date, and (iv) a statement of or reference to the conversion right set forth in this Debenture (including that the right to give a notice of conversion in respect of any shares to be redeemed shall terminate on the First Redemption Date). The First Redemption Notice shall be irrevocable, and it shall be mailed, postage prepaid, at least ten (10) business days prior to the First Redemption Date to the HOLDER at their address as the same shall appear on the books of the Company. If fewer than all of the principal amount of the Debentures owned by the HOLDER are then to be redeemed, the notice shall specify the amount thereof that is to be redeemed and, if practicable, the numbers of the certificates representing such Debenture.


     (b) Immediately following the First Redemption Date, the HOLDER shall surrender their original Debenture at the office of the ISSUER, and the ISSUER shall issue to the HOLDER a new Debenture Certificate for the principal amount that remains outstanding, if any.


     (c) The ISSUER shall not be entitled to send any First Redemption Notice and begin the First redemption procedure hereunder unless it has:

          (i) the full amount of the First Redemption Price in cash, available in a demand or other immediately available account in a bank or similar financial institution;


          (ii) immediately available credit facilities, in the full amount of the First Redemption Price with a bank or similar financial institution; or


          (iii) a combination of the items set forth in (i) and (ii) above, aggregating the full amount of the First Redemption Price.


     (d) In the event the ISSUER fails to make payment pursuant to the First Redemption Notice on the First Redemption Date or otherwise fails to comply with the Redemption provisions set forth herein, the First Redemption and First Redemption Notice shall be deemed null and void and the ISSUER shall lose any and all further redemption privileges and rights.


     6. Second Redemption Subsequent to 240 Days Following Issuance Date. At any time after the two hundred fortieth (240th) day following the Issuance Date the Issuer shall be entitled to redeem all or any portion of the outstanding Debenture in cash pursuant to the following procedures and at the Second Redemption Price hereinafter provided by providing and the Holder receiving, twenty (20) calendar days prior written notice (the "Second Redemption Notice").


     (a) The Second Redemption Notice shall set forth (i) the Second Redemption Date which shall be twenty (20) calendar days after the Second Redemption Notice Date, (ii) the Second Redemption Price which shall equal that portion of the Purchase Price of the Debenture being redeemed, plus all accrued interest attributable to that portion of the Debenture being Redeemed, plus a premium calculated on a daily pro rata basis equal to ten percent (10%) of the principal amount of that portion of the Debenture being redeemed for the first thirty (30) day period following the two hundred fortieth (240th) day after the Issuance Date plus an additional two percent (2%) of the principal amount of the Debenture being redeemed for each thirty (30) day period following the two hundred seventieth (270th) day after the Issuance Date and ending on the Second Redemption Notice Date, (iii) a statement that interest on that portion of the Debenture being redeemed will cease to accrue on such Second Redemption Date. The Second Redemption Notice shall be irrevocable, and it shall be mailed, postage prepaid, at least twenty (20) calendar days prior to the Second Redemption Date to the HOLDER at their address as the same shall appear on the books of the Company (the date of such mailing being the "Second Redemption Notice Date"). If fewer than all of the principal amount of the Debentures owned by the HOLDER are then to be Redeemed, the notice shall specify the amount thereof that is to be redeemed and, if practicable, the numbers of the certificates representing such Debenture.


     (b) Immediately following the Second Redemption Date, the HOLDER shall surrender their original Debenture at the office of the ISSUER, and the ISSUER shall issue to the HOLDER a new Debenture Certificate for the principal amount that remains outstanding, if any.

     (c) The ISSUER shall not be entitled to send any Second Redemption Notice and begin the redemption procedure hereunder unless it has:


     (i) the full amount of the Second Redemption Price in cash, available in a demand or other immediately available account in a bank or similar financial institution:


     (ii) immediately available credit facilities, in the full amount of the Second Redemption Price with a bank or similar financial institution; or


     (iii) a combination of the items set forth in (i) and (ii) above, aggregating the full amount of the Second Redemption Price.


     (d) In the event the ISSUER fails to make payment pursuant to the Second Redemption Notice on the Second Redemption Date or otherwise fails to comply with the Redemption provisions set forth herein, the Second Redemption and Second Redemption notice shall be deemed null and void and the ISSUER shall lose any and all further redemption privileges and rights.


     (e) Notwithstanding the above, at any time prior to the Second Redemption Date the HOLDER is entitled, at its option, to convert the Debentures being noticed for redemption, in whole or in part in accordance with the terms and conditions set forth above in Section 4.


     7. No provision of this Debenture shall alter or impair the obligation of the ISSUER, which is absolute and unconditional, upon an Event of Default (as defined below), to pay the principal of, and interest on this Debenture at the place, time, and rate, and in the coin or currency herein prescribed.


     8. The ISSUER hereby expressly waives demand and presentment for payment, notice on nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.


     9. If one or more of the following described "Events of Default" shall occur:


     (a) Any of the representations or warranties made by the ISSUER herein, or in the Agreement shall have been incorrect when made in any material respect; or


     (b) The ISSUER shall fail to perform or observe in any material respect any covenant, term, provision, condition, agreement or obligation of the ISSUER under this

                                   (8)

Debenture, the Registration Rights Agreement and the Agreement, between the parties of even date herewith, which shall remain uncured for five business days after notice hereof; or


     (c) A trustee, liquidator or receiver shall be appointed for the ISSUER or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment; or


     (d) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the ISSUER and shall not be dismissed within thirty (30) calendar days thereafter; or


     (e) Bankruptcy reorganization, Insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the ISSUER and, if instituted against the ISSUER, ISSUER shall by any action or answer approve of, consent to or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding or such proceedings shall not be dismissed within thirty (30) days thereafter; or


     (f) The Common Stock is delisted from trading on the NASDAQ Small Cap Stock Market (except pursuant to section 9.2 of the Agreement), or the Company has received notice concerning delisting from the NASDAQ Small Cap Stock Market; or


     (g) The effectiveness of the Registration Statement has been suspended for a period of ten (10) Trading Days.


     Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the HOLDER (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the HOLDER and in the HOLDER'S sole discretion, the HOLDER may consider this Debenture immediately due and payable in cash, (at the equivalent dollar value of the number of shares of Common Stock issuable upon conversion (assuming a Conversion Date as of the date of such notice from the HOLDER) times the Bid Price on the Trading Day immediately preceding such notice from the HOLDER, without presentment, demand protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and HOLDER may immediately, and without expiration of any period of grace, enforce any and all of the HOLDER'S rights and remedies provided herein or any other rights or remedies afforded by law. It is agreed that in the event of such action, such HOLDER shall be entitled to receive all reasonable fees, costs and expenses incurred, including without limitation such reasonable fees and expenses of attorneys (if litigation is commenced).


     10. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby.


     11. In addition to the terms of the Registration Rights Agreement of even date herewith, the HOLDER shall have the right to include all of the shares of Common Stock underlying this Debenture (the "Registrable Securities") as part of any registration of securities filed by the ISSUER (other than in connection with a transaction contemplated by Rule 145(a) promulgated under the Act or pursuant to Form S-8, or the financing arrangement presently under review with Cruttenden Roth Incorporated or any substitute entity for a transaction therefor and having substantially the same terms) and must be notified in writing of such filing; provided, however, that the HOLDER agrees it shall not have any piggy-back registration rights pursuant to this Debenture if the shares of Common Stock underlying this Debenture may be sold in the United States pursuant to the provisions of Rule 144. HOLDER shall have five (5) business days to notify the ISSUER in writing as to whether the ISSUER is to include HOLDER or not include HOLDER as part of the registration; provided, however, that if any registration pursuant to this Section shall be underwritten, in whole or in part, the Company may require that the Registrable Securities requested for inclusion pursuant to this Section be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters. If in the good faith judgment of the underwriter evidenced in writing of such offering only a limited number of Registrable Securities should be included in such offering, or no such shares should be included, the HOLDER, and all other selling stockholders, shall be limited to registering such proportion of their respective shares as shall equal the proportion that the number of shares of selling stockholders permitted to be registered by the underwriter in such offering bears to the total number of all shares then held by all selling stockholders desiring to participate in such offering. Those Registrable Securities which are excluded from an underwritten offering pursuant to the foregoing provisions of this Section (and all other Registrable Securities held by the selling stockholders) shall be withheld from the market by the HOLDERS thereof for a period, not to exceed one hundred eighty (180) days, which the underwriter may reasonably determine is necessary in order to effect such underwritten offering. The ISSUER shall have the right to terminate or withdraw any registration initiated by it under this Agreement prior to the effectiveness of such registration whether or not any Debenture holder elected to include securities in such registration. All registration expenses incurred by the ISSUER in complying with this Agreement shall be paid by the ISSUER, exclusive of underwriting discounts, commissions and legal fees and expenses for counsel to the HOLDERS of this Debenture.


     12. This Debenture and the Agreement (along with all exhibits attached thereto) constitute the full and entire understanding and agreement between the ISSUER and HOLDER with respect hereto. Neither this Debenture nor any terms hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the ISSUER and the HOLDER. Any capitalized terms shall have the same meaning as given in the Agreement. In the event of any inconsistencies between this Debenture and the Agreement, the Agreement shall control.

     13. This Debenture shall be governed by and construed in accordance with the laws of the State of New York.


     14. This Debenture, together with all documents referenced herein, embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Debenture or the Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Debenture.


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

     IN WITNESS WHEREOF, the ISSUER has caused this Debenture to be duly executed by an officer thereunto duly authorized.


                                  INTERIORS INC.







                                  By: /s/ Max Munn
                                     ---------------------
                                     Name: Max Munn
                                     Title: President
Date: July 30, 1998

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